Exhibit 1.2

Form of Advisor Agreement

This agreement (the “Agreement”) is made as of March [ ], 2023（“Effective Date”）, by and among Color Star DMCC, a United Arab Emirates Corporation with offices located at Unit No. 3376 DMCC Business Center Level No. 1 Jewelry & Gemplex 3 Dubai (the “Company” or “Color Star”), Color Star Technology Co., Ltd. (“ADD”) , a Cayman Islands exempt company with offices located at 7 World Trade Center, Suite 4621, New York, NY 10007,

And

[ ] (the “Advisor), with the ID number of [ ] and address at [ ].

WHEREAS, Color Star is a wholly owned subsidiary of ADD;

WHEREAS, Color Star is the organizer and underwriter of certain globally presented Tour Concerts (“Tour”) in 2023 to be performed by certain artist (“Artist”);

WHEREAS, Advisor, through its principals, agents and employees, has expertise in the implementation of certain service for the organization, cooperation and performance of the Tour with the nature and type contemplated by Color Star in its organization of the Tour which Advisor has agreed to provide to the Company.

NOW, THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject, specifically, to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.	Engagement of Advisor

Color Star has engaged Advisor as an advisor to assist it in the performance of all concerts in 2023 organized by Color Star (each a “Concert”) as well as other services as set forth herein.

2.	Advisor's Responsibilities

[ ]

3.	Concert Information

In connection with Advisor's performance of its duties hereunder, Color Star shall (i) provide Advisor, on a timely basis, all information of the Concert and the Tour reasonably requested by Advisor, and (ii) make its officers and professionals available to Advisor and such third parties as Advisor shall designate, as agreed to in advance by the Company, at reasonable times and upon reasonable notice.

4.	Payment

In consideration of the Advisor’s services hereunder, the Advisor agrees to accept 450,000 restricted ordinary shares, par value $0.04 per share (“Ordinary Shares”) issued by ADD (the “Restricted Shares” or “Payment”) as the consideration for the service it provides for the Concerts in the Tour.

Within ten (10) business days from the Effective Date, ADD and Color Star shall deliver or cause to be delivered to the Advisor the issuance certificate of the Restricted Shares.

The Advisor shall be entitled to appoint an agent’s stock account to receive such Restricted Shares.

ADD and Color Star shall consent to remove the restriction on the Restricted Shares within ten (10) business days of the completion of the Concerts provided that a minimum of six (6) months has elapsed since the Restricted Shares have been held by Advisor so as to satisfy the holding period requirement set forth in paragraph (d) of Rule 144 of the Securities Act of 1933.

5.	Term

The term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant to this Agreement, will continue in effect until sixty (60) days after completion of the Tour (the “Term”).

6.	Termination.

(1)	This Agreement may be terminated before the expiration date of the Term on written notice by either Party:

(i) if the other Party materially breaches any provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within thirty days after the breaching Party’s receipt of written notice of such breach;

(ii) if the other Party (A) becomes insolvent, (B) is generally unable to pay, or fails to pay, its debts as they become due, (C) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (D) makes or seeks to make a general assignment for the benefit of its creditors, or (E) applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property or business;

(iii) if a representation or warranty made by a Party in this Agreement is untrue or violated, and such Party refuses to correct or take remedial measures within ten (10) days after receiving written notice reminder from the other Party, resulting in the purpose of this Agreement not being fulfilled; or if this Agreement is terminated in accordance with the relevant appliable laws.

(2)	The Advisor may terminate this Agreement on written notice to Color Star if Color Star unreasonably delays the payment provided for in this Agreement.

(3)	Color Star may, at its option, terminate this Agreement immediately upon written notice to The Advisor, if during the Term: The Advisor fails to fulfill its obligation for any Concert. Any failure of the service provided by the Advisor in any concert will be deemed a material breach of the Agreement. Color Star will not be liable for any portion of the Payment due to The Advisor after the termination date and any remaining Shares will be returned by the Advisor to Color Star upon termination of this Agreement.

(4)	Color Star may, at its option, terminate this Agreement immediately upon written notice to The Advisor if due to any other reason except for Color Start itself, any Concert can not be timely held.

(5)	Nothing in the Section shall be deemed to limit any other right or remedy available to Color Star at law or in equity.

7.	Force Majeure.

(1)	No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, epidemic or pandemic causing a shutdown of the Concert venue, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; (h) other similar events beyond the reasonable control of the Impacted Party.

(2)	The Impacted Party shall give notice within five (5) business days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized and the Parties shall immediately negotiate on the force majeure, find a mutually acceptable solution and try to mitigate or eliminate the impact and loss caused by the Force Majeure Event.

(3)	After the occurrence of any Force Majeure event, Color Star shall have the right to request the postponement of the Concert event to a date after the Force Majeure factor is removed, provided that the specific date, time and location will be decided by mutual agreement between the Parties.

8.	Representations and Warranties.

(1)	Each Party represents and warrants to the other Party that:

(i) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(ii) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(iv) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(2)	The Advisor further represents:

(i) That the execution and delivery by The Advisor of this Agreement and compliance with any of the provisions hereof, will not (a) conflict with or violate any Law, Order or Consent applicable to The Advisor or any of its properties or assets, or (b) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) give rise to any obligation to obtain any third party consent or provide any notice to any Person.

(ii) That it shall never enter into any other competing agreement with any third party which may impair any interests of Color Star under this Agreement.

(iii) Color Star further represents and warrants that it shall make every effort to ensure the Tour and each Concert can be held successfully.

9.	Indemnification

The Advisor shall indemnify, defend, and hold harmless Color Star and its affiliates, and officers, directors, employees, agents, successors, and assigns of the foregoing, from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (collectively, “Losses”), resulting from any claim, suit, action, or proceeding arising out of or related to the Advisor’s breach of any representation, warranty, covenant, or obligation of The Advisor or Artist under this Agreement.

10.	Relationship of the Parties

The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. Artist shall not be eligible for and shall not receive any employee benefits from Color Star and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to any fees earned by Artist hereunder.

11.	Public Announcements

Neither Party, nor the Artist, shall (orally or in writing) publicly disclose, issue any press release, make any other public statement or announcement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which approval shall not be unreasonably withheld or delayed).

12.	Assignment.

Neither Party may assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without the other Party’s prior written consent, which consent such other Party may reasonably withhold. For purposes of the preceding sentences, and without limiting its generality, any merger, consolidation, or reorganization involving either Party (regardless of whether the Party is a surviving or disappearing entity) will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required. Any purported assignment, delegation, or transfer in violation of this section is null and void.

13.	General.

(1)	Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or to such other address that the receiving Party may designate from time to time by like notice):

If to The Advisor: [   ]

If to Color Star: Unit No. 3376 DMCC Business Center Level No. 1 Jewelry & Gemplex 3 Dubai

(2)	Governing Law and Arbitration. This Agreement and all matters arising out of or relating to this Agreement, including tort and statutory claims, are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of laws provisions thereof that would result in the application of the laws of a different jurisdiction. Given the international nature of this Agreement, any and all disputes arising out of or related to this Agreement shall be resolved by binding arbitration to be conducted in the English language in New York, New York under the administration of the International Centre for Dispute Resolution (ICDR) pursuant to the ICDR International Arbitration Rules. Any award resulting from the arbitration shall be binding and enforceable in courts of applicable jurisdiction. The Parties further agree that any court proceedings with respect to this Agreement shall be held in the United States District Court for the Southern District of New York or, if federal jurisdiction is not available, in a state court located in New York County, New York and the Parties consent to the jurisdiction of the federal and state courts in and for the State of New York, New York County.

(3)	Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

(4)	Severability. The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(5)	Amendment. The Parties may not amend this Agreement except by written instrument signed by the Parties.

(6)	Waiver. No waiver of any right, remedy, power, or privilege under this Agreement (“Right(s)”) is effective unless contained in a writing signed by the Party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Except for the Parties, their successors and permitted assigns, there are no third-party beneficiaries under this Agreement.

(7)	Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means (including DocuSign) intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

[Advisor]

By
Name:
Title:

Color Star DMCC

By
Name:
Title:

Color Star Technology Co., Ltd.

By
Name:
Title: